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                         October 4, 2022

       Stephen J. Squeri
       Chief Executive Officer
       American Express Company
       200 Vesey Street
       New York, New York 10285

                                                        Re: American Express
Company
                                                            Definitive Proxy
Statement on Schedule 14A
                                                            Filed March 18,
2022
                                                            File No. 001-07657

       Dear Stephen J. Squeri:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                         Sincerely,


                         Division of Corporation Finance

                         Disclosure Review Program